EXHIBIT 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President of Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL 2010

HIGH POINT, N.C. (June 16, 2010) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the fourth quarter and fiscal year ended May 2, 2010.

Fiscal 2010 fourth quarter highlights:

▪	Net sales were $57.2 million, up 20 percent from the fourth quarter of last year, with mattress fabric segment sales up 26 percent and upholstery fabrics segment sales up 13 percent.

▪      Pre-tax income was $5.0 million, compared with $2.2 million in the prior year period.

▪
Net income was $5.4 million, or $0.41 per diluted share, compared with net income of $1.7 million, or $0.13 per diluted share, in the prior year.  A tax benefit of $0.4 million was recorded in this quarter due to various factors.

▪
The company increased its total cash position by $2.3 million, while incurring $3.2 million in capital expenditures and lowering its total debt from $16.4 million to $11.7 million, a reduction of $4.7 million, or 29 percent.

Fiscal 2010 full year highlights:

▪
Net sales were $206.4 million, up 1.2 percent over the prior year.  Mattress fabric segment sales were even with the prior year while upholstery fabric sales were up 3.4 percent.  This marks the first annual sales gain for upholstery fabrics in ten years.

▪
Pre-tax income was $14.3 million, compared with a pre-tax loss of $6.9 million in the prior year period.  Restructuring and related  (credits) charges were ($0.3) million in the current year and $13.1 million in the prior year

▪
Net income was $13.2 million, or $1.01 per diluted share, compared with a net loss of $38.8 million, or $3.07 per diluted share, in the prior year period. Fiscal 2009 included a $27.2 million charge for the establishment of a valuation allowance against the company’s net deferred tax assets.

▪	Cash flow from operations was $21.6 million, driven primarily by net income plus depreciation and amortization, totaling $17.7 million.

▪
The company’s financial position strengthened considerably during the year with cash and cash equivalents and short-term investments totaling $21.3 million at year end, exceeding total debt of $11.7 million. The company increased its total cash position by $9.5 million during the year, while incurring $7.4 million in capital expenditures and reducing debt by $4.8 million.

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CFI Announces Results for Fourth Quarter and Fiscal 2010

June 16, 2010

▪
The projection for the first quarter of fiscal 2011 is for overall sales to increase 11 to 16 percent over the prior year period.  Mattress fabric sales are expected to be up 15 to 20 percent and upholstery fabrics sales are expected to be up 5 to 10 percent compared with the prior year.  Pre-tax income for the first quarter of fiscal 2011 is expected to be in the range of $3.6 to $4.0 million. Pre-tax income for the first quarter of fiscal 2009 was $1.8 million.

Overview
           For the three months ended May 2, 2010, net sales were $57.2 million, a 20 percent increase compared with $47.8 million a year ago.  The company reported net income of $5.4 million, or $0.41 per diluted share, for the fourth quarter of fiscal 2010, compared with net income of $1.7 million, or $0.13 per diluted share, for the fourth quarter of fiscal 2009.  Net sales for fiscal 2010 were $206.4 million, compared with net sales of $203.9 million in fiscal 2009.   Net income for fiscal 2010 was $13.2 million, or $1.01 per diluted share, compared with a net loss of $38.8 million, or $(3.07) per share, in fiscal 2009.  The results for fiscal 2009 included a $27.2 million non-cash charge for the establishment of a valuation allowance against substantially all of the company’s net deferred tax assets.

Frank Saxon, chief executive officer of Culp, Inc., said, “We are pleased with our performance for the fourth quarter, capping off a year of significant growth and progress for Culp.  We are encouraged by the recent improvement in consumer demand trends, as evidenced by an overall 20 percent sales gain compared with a year ago.  In particular, our mattress fabrics business has benefited from a recent uptick in consumer demand in the bedding industry.  We have also continued to see favorable growth trends in our upholstery fabrics business, although not to the same level as bedding.  Overall, our improved performance for the quarter and year reflects the benefits of a lean and agile operating platform and a strong competitive position in both businesses. Culp represents a stable and trusted supplier for our customers with a proven ability to execute.  Our strong financial position is a key advantage in these uncertain economic times and provides us with greater operating flexibility to pursue our growth initiatives.”

Mattress Fabrics Segment
Mattress fabric sales for the fourth quarter of fiscal 2010 were $33.4 million, a 26 percent increase compared with $26.6 million for the prior year period.  For fiscal 2010, mattress fabric sales were $114.8 million, compared with $115.4 million in fiscal 2009.

“Our mattress fabrics business had a great fourth quarter, primarily driven by significant improvement in consumer demand in the bedding industry,” said Saxon.  “Additionally, we are benefiting from the closure of a key competitor in late calendar 2009.   These results also reflect the benefits of recent operating initiatives and the ongoing investments we have made to develop an efficient and scalable manufacturing platform.  During the fourth quarter, we completed the installation of state-of-the-art finishing equipment for our growing knit business.  We are also in the process of further expanding our capacity for both knit and woven product lines, as well as completing an energy efficiency initiative in our Canadian operation that will have an environmental benefit and reduce our operating costs going forward.  Our capital expenditures in mattress fabrics for fiscal 2010 totaled approximately $6.6 million, reflecting our continued commitment to the industry.  While we are pleased with the trends in this business, we are also facing increased pricing pressures and higher material costs.  As we move into fiscal 2011, we are continuing our high level of capital spending for modernizing and expanding our woven and knit capacities.  Above all, we will focus on execution for our customers with outstanding service, reliable delivery performance and consistent quality and value.”

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CFI Announces Results for Fourth Quarter and Fiscal 2010

June 16, 2010

Upholstery Fabrics Segment
Sales for this segment were $23.8 million for the fourth quarter of fiscal 2010, a 13 percent improvement compared with $21.2 million in the prior year.    During this period, sales of China produced fabrics were $19.8 million, up 15 percent over the prior year period.  Sales of U.S. produced fabrics were $4.0 million, up three percent from the fourth quarter of fiscal 2009.  For fiscal 2010, upholstery fabrics sales were $91.6 million, up three percent compared with $88.5 million in fiscal 2009.  Sales of China produced fabrics were $77.3 million for the year, up 14 percent, and sales of U.S. produced fabrics were $14.3 million, down 30 percent.

“Our upholstery fabrics business has made substantial progress this fiscal year and we are pleased with the improvement in sales and profitability,” Saxon noted.  “Our sales results for the year mark the first annual sales gain for this business in ten years.  At the same time, we have returned Culp’s upholstery fabrics business to solid profitability.  After a multi-year restructuring process, we have established a leaner and more agile manufacturing platform, including a wholly-owned China operation that is scalable and vertical, but not capital intensive.  We also have one remaining U.S. manufacturing facility that supports our customer needs. Our top priorities for upholstery fabrics in fiscal 2010 were to place a greater emphasis on product development, sales and marketing initiatives, and delivery performance.  Customer response has been very favorable and we believe we have made excellent progress in each of these key areas.  For fiscal 2011, we will continue to focus on these same key objectives.”

Balance Sheet
“Throughout fiscal 2010, we have strengthened our balance sheet and generated significant cash flow in this tough economic environment,” added Saxon.  “Notably, at the end of the year, our balance sheet reflected $21.3 million in cash and cash equivalents and short-term investments, up from $11.8 million at the end of fiscal 2009.  Over the same time, we have reduced our total debt, which includes current maturities of long-term debt plus long-term debt, to $11.7 million, compared with $16.4 million at the end of fiscal 2009, and incurred $7.4 million in capital expenditures.  Our next major scheduled principal payment of $2.2 million is not due until August 2011.  Our sound financial position provides us with sufficient capital to support our growth strategy.”

Outlook
Commenting on the outlook for the first quarter of fiscal 2011, Saxon remarked, “We believe that macro-economic trends, including high unemployment, consumer credit concerns and a volatile housing market, will continue to influence consumer behavior, and the demand outlook for furniture and bedding remains difficult to predict.  However, we are encouraged by trends in both of our businesses as compared with this time last year and currently expect that overall sales will be up 11 to 16 percent compared with the same quarter of fiscal 2010.  We believe our profitability will be somewhat affected by higher raw material costs in both segments and increased pricing pressure in mattress fabrics.

“Sales in our mattress fabrics segment are expected to be up approximately 15 to 20 percent for the first quarter, with operating profit significantly higher compared with last year’s first quarter.  In our upholstery fabrics segment, we expect sales to be approximately 5 to 10 percent higher for the first quarter than a year ago.  Accordingly, we expect the upholstery fabrics segment to report a profit that is higher than the first quarter of last year.

“Considering these factors, we expect to report pre-tax income in the first quarter in the range of $3.6 to $4.0 million.  Given the volatility in the income tax area during fiscal 2010 and continuing into fiscal 2011, the income tax expense and related tax rate for the first quarter of fiscal 2011 are too uncertain to project.  This is management’s best estimate at present, recognizing that future financial results are difficult to predict because of overall economic uncertainties,” said Saxon.

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CFI Announces Results for Fourth Quarter and Fiscal 2010

June 16, 2010

In closing, Saxon remarked, “We have demonstrated strong execution with favorable results in fiscal 2010, even in the face of ongoing challenges in the economy.  We have worked hard to create a scalable and sustainable manufacturing platform in both businesses that allows us to serve our customers very well, achieve increasing profitability in a challenging business environment, and at the same time, position Culp for further profitable growth as the home furnishings industry recovers.  As we begin fiscal 2011, we have a focused strategy and the financial strength to fund our growth initiatives.  Our mattress fabrics business has shown consistent operational improvement and we believe Culp is well positioned to capitalize on additional growth opportunities with our enhanced manufacturing capabilities.  In the upholstery fabrics business, our sales and marketing initiatives are producing favorable results.  With our China and U.S. manufacturing platforms, we have a balanced strategy that will support our continued growth and profitability.  Above all, we are focused on outstanding execution for our customers as a financially stable and reliable source of innovative fabrics, delivery performance and quality.”

About the Company
Culp, Inc. is one of the world’s largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture.  The company’s fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

This release contains statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties.  Further, forward-looking statements are intended to speak only as of the date on which they are made.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about the company’s future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures.  Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on the company’s business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely.  Changes in consumer tastes or preferences toward products not produced by the company could erode demand for the company’s products.  Strengthening of the U.S. dollar against other currencies could make the company’s products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on the company’s sales in the U.S. of products produced in those countries.  Also, economic and political instability in international areas could affect the company’s operations or sources of goods in those areas, as well as demand for the company’s products in international markets.  Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management.  Other factors that could affect the matters discussed in forward-looking statements are included in the company’s periodic reports filed with the Securities and Exchange Commission, including the “Risk Factors” section in the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission on July 16, 2009, for the fiscal year ended May 3, 2009.

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CFI Announces Results for Fourth Quarter and Fiscal 2010

June 16, 2010

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	May 2, 2010	May 3, 2009	May 2, 2010	May 3, 2009

Net sales	$57,243,000	$47,762,000	$206,416,000	$203,938,000
Income (loss) before income taxes	$4,996,000	$2,212,000	$14,316,000	$(6,883,000)
Net income (loss)	$5,432,000	$1,695,000	$13,188,000	$(38,842,000)
Net income (loss) per share:
Basic	$0.42	$0.13	$1.04	$(3.07)
Diluted	$0.41	$0.13	$1.01	$(3.07)
Income before income taxes,
excluding restructuring and
related charges*	$4,959,000	$2,260,000	$14,004,000	$6,206,000
Average shares outstanding:
Basic	12,801,000	12,653,000	12,709,000	12,651,000
Diluted	13,200,000	12,694,000	13,057,000	12,651,000

* Excludes restructuring and related credits of $37,000 for the fourth quarter of fiscal 2010.  Excludes restructuring and related credits of $312,000 for fiscal 2010.

*Excludes restructuring and related charges of $48,000 for the fourth quarter of fiscal 2009.  Excludes restructuring and related charges of $13.1 million for fiscal 2009.

CULP, INC.
Reconciliation of Income (Loss) before Income Taxes
as Reported to Adjusted Income before Income Taxes
(Unaudited)

Three Months Ended		Twelve Months Ended
May 2, 2010	May 3, 2009	May 2, 2010	May 3, 2009
Income (loss) before income taxes,
as reported	$4,996,000	$2,212,000	$14,316,000	$(6,883,000)
Restructuring and related
charges (credits)	$(37,000)	$48,000	$(312,000)	$13,089,000

Adjusted income before income taxes	$4,959,000	$2,260,000	$14,004,000	$6,206,000

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